CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report on the audited financial statements of Steele Resource, Inc. as of June 9, 2010 included in this Current Report on Form 8-K of Steele Recording Corporation.

Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, California

June 18, 2010